UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2008

GT SOLAR INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-142383 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment of the Employment Agreements for all Named Executive Officers

On December 29, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GT Solar International, Inc. (the “Company”) approved amendments to the employment agreements with Thomas M. Zarrella, Robert W. Woodbury, Jr., David W. Keck, John (Rick) Tattersfield, Jeffrey J. Ford and Daniel F. Lyman, the Company’s named executive officers, to make technical changes to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).  The amendments include providing that if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death.

Amendment of the Employment Agreement for Mr. Keck

In addition to the change described above, the amendment to Mr. Keck’s employment agreement includes an amendment to the payment terms for Mr. Keck’s commission-based bonus to comply with the requirements of Section 409A.  Mr. Keck’s employment agreement provides for a cash bonus calculated as $8,000 for each $1.0 million in confirmed orders for the sale of silicon production equipment and related engineering services, with the total combined base salary and cash bonus payable to Mr. Keck limited to $1.5 million during any twelve month period.  For each order, a commission is paid as follows: (i) 15% of Mr. Keck’s commission is paid when a deposit is received, (ii) 45% is paid when a shipment payment is received and (iii) 40% is paid when a final payment is received.  The amendment to Mr. Keck’s employment agreement provides that any of the foregoing payments shall be made (X) only if Mr. Keck is employed on the last day of the calendar quarter during which the triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurred, and (Y) in the calendar quarter immediately following the calendar quarter in which such triggering event occurred.

Amendments to Restricted Stock Units for Executive Officers

As previously disclosed in the Company’s Form 8-K filed on December 17, 2008, on December 12, 2008, the Compensation Committee of the Board of Directors of the Company awarded 1,658,552 restricted stock units, including 850,876 restricted stock units awarded to the Company’s named executive officers, under the Company’s 2008 Equity Incentive Plan.  On December 29, 2008, the Compensation Committee approved amending the terms of the restricted stock unit agreements for the Company’s executive officers, including each of the named executive officers (other than Mr. Lyman), to provide that upon a termination of the named executive officer’s employment by us without “Cause” (as defined in the named executive officer’s employment agreement), or by the named executive officer for “Good Reason” (as defined in the named executive officer’s employment agreement), in each case within twelve months following a “Change in Control” (as defined in the amended restricted stock unit agreement) of the Company, the restricted stock units shall vest as follows: (i) if the termination occurs on or before the first anniversary of the grant, 1/4 of the restricted stock units vest on the date of termination, (ii) if the termination occurs after the first anniversary of the grant and on or before the second anniversary of the grant, the number of restricted stock units (not exceeding the total number of unvested restricted stock units held by such person) that vest shall equal the product of (X) 1/48th of the restricted stock units and (Y) the number of full months since the date of the grant and the date of termination plus the number of full months since the first anniversary of the grant and the date of termination and (iii) if the termination occurs after the second anniversary of the grant, all remaining unvested restricted stock units vest.  This “Change in Control” vesting would be in addition to, and not in lieu of, the normal time vesting of restricted stock units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date:	January 5, 2009	By:	Hoil Kim
		Its:	Vice President, General Counsel and Secretary